Exhibit 99.1

All Super-Voting Shares of Clearwater Analytics Converted to Single-Vote Shares

All Clearwater Shareholders Now Have One Vote Per Share

BOISE, IDAHO, CHICAGO, NEW YORK, LONDON, June 16, 2025 – Clearwater Analytics (NYSE: CWAN), the most comprehensive technology platform for investment management, today announced that all of its shares of Class C Common Stock and Class D Common Stock, which carry 10 votes, were automatically converted to Class B Common Stock and Class A Common Stock, which carry 1 vote, eliminating all outstanding super-voting shares.

The conversion occurred in connection with the sale of approximately 14.1 million shares by investment funds associated with Welsh Carson Anderson & Stowe (WCAS), which caused WCAS’ shareholdings in Clearwater to decrease to approximately 1.7% of total outstanding stock. Funds affiliated with Permira and Warburg Pincus had previously sold their shares received in connection with Clearwater’s IPO and no longer held any super-voting shares.

“We thank WCAS, Permira and Warburg Pincus for their faith in Clearwater and tremendous partnership over the years,” said Sandeep Sahai, Clearwater’s Chief Executive Officer. “WCAS has been an investor in the Company since 2016, joined by Permira and Warburg Pincus in 2020. Over that period, the Company has experienced tremendous growth and seen its shareholder base grow from these private equity funds and a handful of others, including the founders of the Company, to a broadly held public company and member of the Russell 3000. I am proud of our longstanding association with these pre-eminent funds and pleased by the Company’s transition to a one-share one-vote structure that will be reflective of the Company’s shareholder base moving forward.”

About Clearwater Analytics

Clearwater Analytics (NYSE: CWAN) is transforming investment management with the industry’s most comprehensive cloud-native platform for institutional investors across global public and private markets. While legacy systems create risk, inefficiency, and data fragmentation, Clearwater’s single-instance, multi-tenant architecture delivers real-time data and AI-driven insights throughout the investment lifecycle. The platform eliminates information silos by integrating portfolio management, trading, investment accounting, reconciliation, regulatory reporting, performance, compliance, and risk analytics in one unified system. Serving leading insurers, asset managers, hedge funds, banks, corporations, and governments, Clearwater supports over $8.8 trillion in assets globally. Learn more at www.clearwateranalytics.com.

Media Contact:

Claudia Cahill, Head of Communications and PR | +1 208-433-1200 | press@clearwateranalytics.com